                                                                    Exhibit 99.1
[Logo of Vencor, Inc. appears here]



CONTACT:  Richard A. Schweinhart
          Senior Vice President and Chief Financial Officer
          (502) 596-7379

          Richard A. Lechleiter
          Vice President of Finance,
          Corporate Controller and Treasurer
          (502) 596-7734


            VENCOR ANNOUNCES FURTHER INTERIM AGREEMENTS WITH VENTAS


LOUISVILLE, Ky. (June 7, 1999) - Vencor, Inc. (NYSE: VC) today announced that it and Ventas, Inc. (NYSE: VTR) have entered into further interim arrangements pursuant to which Vencor has agreed to make the May 1999 rental payments on various specified dates during June. Vencor and Ventas also have extended their existing standstill and tolling agreements. As extended, Ventas cannot exercise any remedy under the master leases through July 6, 1999 (or five days following any failure by Vencor to make any payment of May rent as rescheduled pursuant to the agreement) and neither party can bring any action against the other through July 6, 1999 unless Vencor fails to make such rescheduled payments. Vencor will have until July 12, 1999 to cure any default related to the non-payment of the June rent.

    Edward L. Kuntz, Chairman and Chief Executive Officer of Vencor, stated:
"Negotiations are continuing on an agreement for a permanent restructuring of
Vencor's financial obligations and a sustainable capital structure.   Any such
agreement is likely to result in existing Vencor stock having little if any value."

    Vencor is a long-term healthcare provider operating nursing centers, hospitals and contract ancillary services in 46 states.

    Certain statements made in this press release, including, but not limited to, statements containing the words "anticipates," "believes," "expects," "intends," "will," "may" and similar words constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. Such factors may include, without limitation, the Company's ability to amend or refinance its existing debt and lease obligations or otherwise adjust its current financial structure, the increase in the Company's cost of borrowing, its ability to attract patients and the effects of healthcare reform and legislation on the Company's business strategy and operations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of the future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.


                                       6